UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ON TRACK INNOVATIONS LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

Z.H.R. Industrial Zone
P.O. Box 32, Rosh Pina, Israel 1200000
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

ON TRACK INNOVATIONS LTD. 2001 SHARE OPTION PLAN
(Full Title of the Plan)

Gonen Ziv, President of OTI America Inc.
111 Wood Ave South, Suite 105, Iselin, New Jersey 08830, USA
Tel: (732) 429-1900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Edwin L. Miller Jr., Esq. Shy S. Baranov, Esq.	Eran Ben-Dor, Adv. Zysman, Aharoni, Gayer & Co. 41-45 Rothschild Bl., "Beit-Zion" Tel Aviv 65748, Israel (011) 972-3-795-5555
Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
(212) 660-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

☐ Large Accelerated Filer           ☐ Accelerated Filer                ☒ Non-Accelerated Filer           ☐ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value NIS 0.1 per share	797,384	$2.78	(2)	$2,216,728	$285.5
Ordinary shares, par value NIS 0.1 per share	195,116	$0.03	(3)	$5,858	$0.75
Ordinary shares, par value NIS 0.1 per share	170,000	$0.9	(3)	$153,000	$19.7
Ordinary shares, par value NIS 0.1 per share	199,000	$1.08	(3)	$214,920	$27.7
Ordinary shares, par value NIS 0.1 per share	21,000	$1.11	(3)	$23,310	$3
Ordinary shares, par value NIS 0.1 per share	22,500	$1.12	(3)	$25,200	$3.24
Ordinary shares, par value NIS 0.1 per share	60,000	$1.2	(3)	$72,000	$9.27
Ordinary shares, par value NIS 0.1 per share	37,000	$1.36	(3)	$50,320	$6.48
Ordinary shares, par value NIS 0.1 per share	6,000	$1.42	(3)	$8,520	$1.1
Ordinary shares, par value NIS 0.1 per share	245,000	$1.46	(3)	$357,700	$46.07
Ordinary shares, par value NIS 0.1 per share	154,000	$1.67	(3)	$257,180	$33.12
Ordinary shares, par value NIS 0.1 per share	50,000	$1.68	(3)	$84,000	$10.82
Ordinary shares, par value NIS 0.1 per share	20,000	$1.76	(3)	$35,200	$4.53
Ordinary shares, par value NIS 0.1 per share	12,000	$2.00	(3)	$24,000	$3.09
Ordinary shares, par value NIS 0.1 per share	30,000	$2.08	(3)	$62,400	$8.04
Ordinary shares, par value NIS 0.1 per share	6,000	$2.24	(3)	$13,440	$1.73
Ordinary shares, par value NIS 0.1 per share	6,000	$2.26	(3)	$13,560	$1.75
Ordinary shares, par value NIS 0.1 per share	36,000	$2.35	(3)	$84,600	$10.9
Ordinary shares, par value NIS 0.1 per share	156,000	$2.37	(3)	$369,720	$47.62
Ordinary shares, par value NIS 0.1 per share	145,000	$2.38	(3)	$345,100	$44.45
Ordinary shares, par value NIS 0.1 per share	40,000	$2.44	(3)	$97,600	$12.57
Ordinary shares, par value NIS 0.1 per share	12,000	$2.48	(3)	$29,760	$3.83
Ordinary shares, par value NIS 0.1 per share	60,000	$2.55	(3)	$153,000	$19.71
Ordinary shares, par value NIS 0.1 per share	20,000	$2.58	(3)	$51,600	$6.65
Total	2,500,000	N/A		$4,748,716	$611.62

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, in addition to the number of ordinary shares listed above, there are being registered hereby an additional indeterminate number of ordinary shares as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2)
Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the price of $2.78 per share, which was the average of the high and low price per Ordinary Share as reported on the Nasdaq Global Market on November 15, 2013.

(3)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the exercise price of outstanding options.

Explanatory Note

        We are filing this Registration Statement on Form S-8 in connection with 2,500,000 ordinary shares issuable to eligible employees, consultants and non-employee directors of On Track Innovations Ltd., or the Company,  under the Company’s 2001 Share Option Plan, or the Plan, which are in addition to the 2,000,000 ordinary shares under the Plan registered on the Company’s Form S-8 filed on February 20, 2007 (Commission File No. 333-140786), the 1,500,000 ordinary shares under the Plan registered on the Company’s Form S-8 filed on February 4, 2008 (Commission File No. 333-149034), the 950,000 ordinary shares under the Plan registered on the Company’s Form S-8 filed on March 25, 2011 (Commission File No. 333-173075), and the 1,000,000 ordinary shares under the Plan registered on the Company’s Form S-8 filed on February 2, 2012 (Commission File No. 333-179306), or the Prior Registration Statements.

        This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities.  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

        The increase in the number of shares authorized for issuance under the Plan was approved by the compensation committee of the board of directors of the Company, and the full board of directors at meetings held on October 22, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 and the introductory note to Part I of Form S-8, in each case under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents filed with or furnished to the Securities and Exchange Commission, or the SEC, by the Company are incorporated herein by reference and made a part hereof:

(1)             the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 30, 2013 as amended by the Form 20-F/A filed with the SEC on May 28, 2013;

(2)             the Company’s Report on Form 6-K submitted to the SEC on January 17, 2013;

(3)             the first sentence of the Company’s Report on Form 6-K submitted to the SEC on March 11, 2013;

(4)             the first sentence of the Company’s Report on Form 6-K submitted to the SEC on April 30, 2013;

(5)             the GAAP financial statements in the Company’s Report on Form 6-K submitted to the SEC on May 31, 2013 (Report number 4);

(6)             the first sentence of the Company’s Report on Form 6-K submitted to the SEC on May 31, 2013 (Report number 5);

(7)             the Company’s Report on Form 6-K submitted to the SEC on June 3, 2013;

(8)             the Company’s Report on Form 6-K submitted to the SEC on June 11, 2013;

(9)             the first paragraph of the Company’s Report on Form 6-K submitted to the SEC on June 20, 2013;

(10)           the Company’s Report on Form 6-K submitted to the SEC on July 12, 2013;

(11)           the first paragraph of the Company’s Report on Form 6-K submitted to the SEC on August 1, 2013;

(12)           the first paragraph of the Company’s Report on Form 6-K submitted to the SEC on August 9, 2013;

(13)           the first paragraph of the Company’s Report on Form 6-K submitted to the SEC on August 14, 2013;

(14)           the GAAP financial statements in the Company’s Report on Form 6-K submitted to the SEC on August 29, 2013 (Report number 5);

(15)           the Company’s Reports on Form 6-K submitted to the SEC on August 29, 2013 (Report number 6);

(16)           the press release attached to the Company’s Reports on Form 6-K submitted to the SEC on October 17, 2013;

(17)           the Notice of Meeting and Proxy Statement attached to the Company’s Report on Form 6-K submitted to the SEC on October 31, 2013;

(18)           the first paragraph of the press release attached to the Company’s Report on Form 6-K submitted to the SEC on November 18, 2013 (Report number 5); and

(19)           the description of the Company’s ordinary shares contained in its Registration Statement on Form 8-A/A (Amendment No. 2) filed with the SEC on January 11, 2012, including any amendment or report filed which updates such description.

        In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and all reports on Form 6-K subsequently filed by the Company which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Item 8.	Exhibits

        See the Exhibit Index attached hereto for a list of the exhibits being filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Rosh Pina, State of Israel, on this 20 day of November, 2013.

ON TRACK INNOVATIONS LTD. By: /s/ Ofer Tziperman Ofer Tziperman Chief Executive Officer

Date: November 20, 2013

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ofer Tziperman and Shay Tomer, jointly and severally, his/her attorneys-in-fact, each with full power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Ofer Tziperman	Chief Executive Officer (Principal Executive Officer)	November 20, 2013
/s/ Shay Tomer	Chief Financial Officer (Principal Financial and Accounting Officer)	November 20, 2013
/s/ Dimitrios Angelis	Director, Chairman of the Board	November 20, 2013
/s/ Charles M. Gillman	Director	November 20, 2013
/s/ Dilip Singh	Director	November 20, 2013

/s/ Eileen Segall	Director	November 20, 2013
Jeffrey E. Eberwein	Director
/s/ Mark Stolper	Director	November 20, 2013
John Knapp	Director
/s/ Richard Kenneth Coleman	Director	November 20, 2013

Authorized Representative in the United States:

OTI AMERICA, INC.

/s/ Gonen Ziv, President	November 20, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1*	Specimen share certificate

4.2*	Memorandum of Association of the Company, dated as of February 14, 1990, and Certificate of Change of Name, dated as of July 22, 1998

4.3	Articles of Association of the Company, as amended and restated on December 30, 2012

4.4**	Rights Agreement, dated as of January 12, 2009, as amended and restated on January 11, 2012, between the Company and Continental Stock Transfer & Trust Company

5.1	Opinion of Zysman, Aharoni, Gayer & Co., Law Offices as to the validity of the ordinary shares

23.1	Consent of Somekh, Chaikin, a member firm of KPMG international, independent registered public accounting firm

23.2	Consent of Zysman, Aharoni, Gayer & Co., Law Offices (included in Exhibit 5.1)

24.1	Powers of attorney (included on the signature page to the Registration Statement)

99.1***	2001 Employee Share Option Plan, as amended and restated on November 30, 2011

*	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 (Registration No. 333-90496), filed with the SEC on June 14, 2002.

**	Incorporated herein by reference from the Registrant’s Registration Current Report on Form 6-K filed with the SEC on January 11, 2012.

***	Incorporated herein by reference from the Registrant’s Registration Statement on Form S-8 filed with the SEC on February 2, 2012 (Registration No. 333-179306).